                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 DUKE REALTY INVESTMENTS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                DUKE REALTY INVESTMENTS, INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         DUKE REALTY INVESTMENTS, INC.
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                             INDIANAPOLIS, INDIANA
                                 (317) 574-3531

                                                                  March 22, 1995

Dear Shareholder:

    The directors and officers of Duke Realty Investments, Inc. join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Thursday, April 27, 1995, at 10:00 a.m., at the Radisson Plaza Hotel, Conference Center, Keystone at the Crossing, Indianapolis, Indiana.

    We  believe  that  both  the  shareholders  and  management  of  Duke Realty
Investments, Inc. can gain much through participation at these meetings. Our objective is to make them as informative and interesting as we can. We hope you will plan to attend.

    The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, PLEASE MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

    We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

    We look forward to seeing you on April 27.

                                          Sincerely,

                                          John W. Wynne
                                          CHAIRMAN

                         DUKE REALTY INVESTMENTS, INC.
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                             INDIANAPOLIS, INDIANA
                                 (317) 574-3531

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1995

    The annual meeting of the shareholders of Duke Realty Investments, Inc. (the "Company") will be held at the Radisson Plaza Hotel, Conference Center, Keystone at the Crossing, Indianapolis, Indiana on April 27, 1995, at 10:00 a.m. EST, to consider and to take action on the following matters:

    1.  The election of four (4) Directors of the Company.

    2.  Approval of independent auditors.

    3. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

    Only shareholders of record at the close of business on March 7, 1995, are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                          By order of the Board of Directors,

                                          Dayle M. Eby
                                          SECRETARY
Indianapolis, Indiana
March 22, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND SIGN YOUR PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY. RETURNING THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON ON ALL MATTERS BROUGHT BEFORE THE MEETING.

                         DUKE REALTY INVESTMENTS, INC.
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                             INDIANAPOLIS, INDIANA
                                 (317) 574-3531

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1995

    The accompanying proxy is solicited by the Board of Directors of Duke Realty Investments, Inc. (the "Company") for use at the annual meeting of shareholders to be held April 27, 1995 and any adjournments thereof. Only shareholders of record as of the close of business on March 7, 1995 will be entitled to vote at the annual meeting. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on the proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

    The election of each director, as well as any others matters that come before the meeting, will be determined by the affirmative vote of at least a majority of the shares present in person or represented by proxy. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are directors to be elected. An abstention or broker non vote on any such matter will not change the number of votes cast for or against the matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. The approximate date of mailing of this proxy statement is March 22, 1995.

                    VOTING SECURITIES AND BENEFICIAL OWNERS

    The Company has only one class of stock outstanding, its common stock, of which 20,391,919 shares ("Shares") were outstanding as of the close of business on March 15, 1995.

    The following table shows, as of March 15, 1995, the number and percentage of Shares and interests ("Units") in Duke Realty Limited Partnership ("DRLP"), an affiliate of the Company, held by (i) all directors and nominees, (ii) each person known to the Company who owned beneficially more than five percent of the issued and outstanding Shares, and (iii) certain executive officers. Each Unit is convertible into one Share at the option of the holder. The total number of Shares and Units outstanding as of the close of business on March 15, 1995 was 24,390,744.

                                                                                           EFFECTIVE ECONOMIC
                             AMOUNT AND NATURE OF    PERCENT OF       PERCENT OF ALL          OWNERSHIP OF
     BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   ALL SHARES(1)     SHARES/UNITS(2)     EXECUTIVE OFFICERS(3)
- ---------------------------  --------------------   -------------   -------------------   ---------------------
Thomas L. Hefner                    2,129,948(4)         9.58%             8.73%                 877,363
Daniel C. Staton                    1,776,352(5)         8.14%             7.28%                 857,956
Darell E. Zink, Jr.                 2,137,913(6)         9.62%             8.76%                 847,200
John W. Wynne                       2,020,212(7)         9.17%             8.28%                 747,091
Geoffrey Button                       605,920(8)         2.89%             2.48%                   N/A
Ngaire E. Cuneo                             0             (16)              (16)                   N/A
Howard L. Feinsand                      1,300             (16)              (16)                   N/A
John D. Peterson                       16,790(9)          (16)              (16)                   N/A
Dr. Sydney C. Reagan                    4,415             (16)              (16)                   N/A
James E. Rogers                           300             (16)              (16)                   N/A
Lee Stanfield                           2,681             (16)              (16)                   N/A
Jay J. Strauss                          1,671             (16)              (16)                   N/A

                                                                                           EFFECTIVE ECONOMIC
                             AMOUNT AND NATURE OF    PERCENT OF       PERCENT OF ALL          OWNERSHIP OF
     BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   ALL SHARES(1)     SHARES/UNITS(2)     EXECUTIVE OFFICERS(3)
- ---------------------------  --------------------   -------------   -------------------   ---------------------
FMR Corp.
82 Devonshire St.
Boston, MA                          1,784,709            8.75%             7.32%                   N/A
Gary A. Burk                        1,338,720(10)        6.19%             5.49%                 272,012
David R. Mennel                     1,326,950(11)        6.13%             5.44%                 260,130
Richard W. Horn                        12,050(12)         (16)              (16)                  12,050
Donald J. Hunter                       10,876(13)         (16)              (16)                  10,876
William E. Linville                     9,772(14)         (16)              (16)                   9,772
Dennis D. Oklak                         9,010(15)         (16)              (16)                   9,010
Directors and Executive
Officers as a Group (25
persons)                            5,126,469           21.53%            20.91%                   N/A

- ------------------------

 (1) Assumes that the only Units exchanged for Shares are those owned by such beneficial owner.

 (2) Assumes exchange of all outstanding Units for Shares.

 (3) Reflects Shares and Units held directly by executive officers and members of their family, as well as their proportionate economic interest in Shares and Units owned by various entities.

 (4) Includes 300,145 Shares owned by Mr. Hefner and members of his family and stock options exercisable for 14,100 Shares. Also includes the following
     Units: (i) 283,579 Units owned directly by Mr. Hefner; (ii) 3,669 Units owned by Duke Investment Company, a partnership in which Mr. Hefner owns a 26.1% beneficial interest; (iii) 52,421 Units owned by Duke Associates No. 52 Limited Partnership, a partnership in which Mr. Hefner owns a 10% beneficial interest; (iv) 380,712 Units owned by Park 100 Investors, Inc., a corporation in which Mr. Hefner owns 12.2% of the outstanding capital stock; and (v) 1,095,322 Units owned by DMI Partnership, a partnership in which Mr. Hefner owns a 20.71% beneficial interest.

 (5) Includes 335,225 Shares owned by Mr. Staton and stock options exercisable for 14,100 Shares. Also includes the following Units: (i) 275,615 Units owned directly by Mr. Staton; (ii) 3,669 Units owned by Duke Investment Company, a partnership in which Mr. Staton owns a 26.1% beneficial interest; (iii) 52,421 Units owned by Duke Associates No. 52 Limited
     Partnership, a partnership in which Mr. Staton owns a 10% beneficial interest; and (iv) 1,095,322 Units owned by DMI Partnership, a partnership in which Mr. Staton owns a 20.71% beneficial interest.

 (6) Includes 317,106 Shares owned by Mr. Zink and members of his family and stock options exercisable for 14,100 Shares. Also includes the following
     Units: (i) 274,583 Units owned directly by Mr. Zink; (ii) 3,669 Units owned by Duke Investment Company, a partnership in which Mr. Zink owns a 26.1% beneficial interest; (iii) 52,421 Units owned by Duke Associates No. 52 Limited Partnership, a partnership in which Mr. Zink owns a 10% beneficial interest; (iv) 380,712 Units owned by Park 100 Investors, Inc., a corporation in which Mr. Zink owns 2.2% of the outstanding capital stock; and (v) 1,095,322 Units owned by DMI Partnership, a partnership in which Mr. Zink owns a 20.71% beneficial interest.

 (7) Includes: (i) 280,263 Shares owned by Mr. Wynne and members of his  family;
     (ii) 98,475 Shares owned as trustee under the Phillip R. Duke Irrevocable Trust and (iii) stock options exercisable for 14,100 Shares. Also includes the following Units: (i) 98,919 Units owned directly by Mr. Wynne; (ii) 52,421 Units owned by Duke Associates No. 52 Limited Partnership, a partnership in which Mr. Wynne owns a 10% beneficial interest; (iii) 380,712 Units owned by Park 100

     Investors, Inc.,  a  corporation in  which  Mr.  Wynne owns  32.0%  of  the
     outstanding   capital  stock;  and  (iv)   1,095,322  Units  owned  by  DMI
     Partnership, a  partnership in  which Mr.  Wynne owns  a 20.71%  beneficial interest.

 (8) Includes 300 shares owned by Mr. Button and 605,620 Units owned by affiliates of Wyndham Investments Limited, a property holding company of Allied Domecq Pension Funds, of which Mr. Button is Executive Director.

 (9) Includes: (i) 6,149 Shares owned by Mr. Peterson and members of his family;
     (ii)  3,500 Shares owned by Mr. Peterson as Trustee for the Peterson Family
     GST Investment Share Trust; and (iii) 7,141 shares owned for investment purposes by City Securities Corporation, a firm in which Mr. Peterson serves as Chairman of the Board and Chief Executive Officer.

(10) Includes 97,764 Shares  owned by  Mr. Burk and  members of  his family  and stock  options exercisable for  14,100 Shares. Also  includes the following
     Units: (i) 75,444 Units owned directly by Mr. Burk; (ii) 3,669 Units  owned by  Duke Investment Company,  a partnership in  which Mr. Burk  owns a 9.5%
     beneficial interest; (iii)  52,421 Units  owned by Duke  Associates No.  52
     Limited  Partnership, a partnership in which  Mr. Burk owns a 4% beneficial interest; and (iv) 1,095,322 Units owned by DMI Partnership, a  partnership in which Mr. Burk owns a 7.5% beneficial ownership.

(11) Includes  85,622 Shares owned by  Mr. Mennel and members  of his family and stock options exercisable  for 14,100 Shares.  Also includes the  following
     Units:  (i) 75,816  Units owned  directly by  Mr. Mennel;  (ii) 3,669 Units owned by Duke Investment Company, a partnership in which Mr. Mennel owns  a
     9.5%  beneficial interest; (iii) 52,421 Units  owned by Duke Associates No.
     52 Limited  Partnership,  a partnership  in  which  Mr. Mennel  owns  a  4%
     beneficial  interest; and (iv) 1,095,322 Units  owned by DMI Partnership, a partnership in which Mr. Mennel owns a 7.5% beneficial ownership.

(12) Includes 4,403 Shares owned by Mr. Horn and stock options exercisable for 4,700 Shares. Also includes 2,947 Units beneficially owned by Mr. Horn under an agreement with a partnership owned by certain other executive officers.

(13) Includes 61 Shares owned by Mr. Hunter and stock options exercisable for 4,700 Shares. Also includes 4,010 Units owned by Mr. Hunter and 2,105 Units beneficially owned by Mr. Hunter under an agreement with a partnership owned by certain other executive officers.

(14) Includes 440 Shares owned by Mr. Linville and stock options exercisable for 4,700 Shares. Also includes 4,632 Units beneficially owned by Mr. Linville under an agreement with a partnership owned by certain other executive officers.

(15) Includes 521 Shares owned by Mr. Oklak and stock options exercisable for 4,700 Shares. Also includes 3,789 Units beneficially owned by Mr. Oklak under an agreement with a partnership owned by certain other executive officers.

(16) Represents less than 1% of the outstanding shares.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

    Four Directors are to be elected. Geoffrey Button, John D. Peterson,  Darell
E. Zink, Jr., and Ngaire E. Cuneo have been nominated for a term of three years and until their successors are elected and qualified. All nominees except Ms. Cuneo are members of the present Board of Directors. Ms. Cuneo has been nominated to fill the directorship held by Dr. Sydney C. Reagan whose term is expiring and who is retiring from the Board. The other directors listed in the table below will continue in office until expiration of their terms. If, at the time of the 1995 annual meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE  FOLLOWING
NOMINEES:

                               NAME, AGE, PRINCIPAL OCCUPATION(S) AND                                   DIRECTOR
                               BUSINESS EXPERIENCE DURING PAST 5 YEARS                                    SINCE
- -----------------------------------------------------------------------------------------------------  -----------
NOMINEES FOR TERMS EXPIRING 1998
Geoffrey Button, Age 46                                                                                      1993
  Executive  Director of  Wyndham Investments  Limited, a property  holding company  of Allied Domecq
  Pension Funds. Director of Major Realty.
Ngaire E. Cuneo, Age 44
  Executive Vice President, Corporate Development, Conseco, Inc., an owner, operator and provider  of services  to companies in the  financial services industry, since 1992.  Prior to 1992, Senior Vice
  President and corporate officer  of General Electric  Capital Corp. Director  of Conseco, Inc.  and
  Bankers Life Holding Corporation.
John D. Peterson, Age 61                                                                                     1985
  Chairman  and Chief Executive Officer of City  Securities Corporation, a securities brokerage firm.
  Director of Capital Industries, Inc. and Lilly Industries, Inc.
Darell E. Zink, Jr., Age 48                                                                                  1993
  Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company.  Director
  of Inland Mortgage Corporation.

DIRECTORS WHOSE TERMS EXPIRE 1996
Thomas L. Hefner, Age 48                                                                                     1993
  President and Chief Executive Officer of the Company.
Lee Stanfield, Age 88                                                                                        1985
  Independent real estate developer, investor and consultant.
John W. Wynne, Age 62                                                                                        1985
  Chairman  of the Board of the  Company. Retired from Bose McKinney  & Evans, attorneys. Director of
  First Indiana Corporation.

DIRECTORS WHOSE TERMS EXPIRE 1997
Howard L. Feinsand, Age 47                                                                                   1988
  Senior Vice President, GE Capital Aviation Services, Inc., an aircraft leasing company, since 1994.
  Prior to 1994, Senior Vice President of Polaris Aircraft Leasing Corporation.
James E. Rogers, Age 47                                                                                      1994
  Vice Chairman,  President  and Chief  Operating  Officer of  CINergy,  a regional  utility  holding company,  since 1994. Prior to 1994, Chairman, President and Chief Executive Officer of PSI Energy,
  Inc. Director  of CINergy  Corp., PSI  Energy, Inc.,  NBD Indiana,  Inc. and  Bankers Life  Holding
  Corporation.
Daniel C. Staton, Age 42                                                                                     1993
  Executive  Vice President  and Chief Operating  Officer of  the Company. Director  of Storage Trust
  Realty, Inc.
Jay J. Strauss, Age 59                                                                                       1985
  Chairman and  Chief Executive  Officer of  Regent Realty  Group, Inc.,  a general  real estate  and mortgage banking firm.

    The Board of Directors of the Company met five times during their last fiscal year. All directors attended in excess of 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company held during the time he was a Director and (2) the total number of meetings held by all Company committees on which he served.

COMMITTEES OF THE BOARDS OF DIRECTORS OF THE COMPANY

    The Board of Directors of the Company has an Asset Committee, an Audit Committee, an Executive Compensation Committee, a Finance Committee and a Nominating Committee.

    The function of the Asset Committee is to discuss, review and authorize business transactions that exceed established guidelines. The members of the Asset Committee are Messrs. Hefner, Peterson, Reagan and Strauss. Mr. Strauss served as the committee's chairman. The Committee met six times in 1994.

    The function of the Audit Committee is to evaluate audit performance, handle relations with the Company's independent auditors and evaluate policies and procedures related to internal accounting controls. The members of the Audit Committee are Messrs. Button, Feinsand, Reagan and Stanfield. Mr. Feinsand served as Chairman. The Committee met twice during 1994.

    The function of the Executive Compensation Committee is to review and make recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Company, to implement the Company's stock option plan and to make recommendations to the Nominating Committee regarding individuals qualified to be nominated as unaffiliated directors. The members of the Executive Compensation Committee are Messrs. Button, Reagan, Rogers, Stanfield and Strauss. The Committee is chaired by Mr. Button. The Committee met three times in 1994.

    The Finance Committee was established during 1994. The function of the Finance Committee is to review, recommend and authorize certain debt financing and equity transactions. The members of the Finance Committee are Messrs. Button, Feinsand, Rogers, Staton, Strauss and Zink. Mr. Rogers chaired the committee which met twice during 1994.

    The function of the Nominating Committee is to nominate individuals to serve as unaffiliated directors. The Nominating Committee is comprised of all of the unaffiliated directors, Messrs. Button, Feinsand, Peterson, Reagan, Rogers, Stanfield and Strauss. The Committee met once during 1994.

COMPENSATION OF DIRECTORS

    The unaffiliated directors annual compensation was changed in 1994 from a total annual cash payment of $10,000 to an award of 600 Shares annually.
Unaffiliated directors also receive a fee for attendance at meetings of the Board of Directors which was increased in 1994 from $1,250 to $2,500 per meeting. In addition, the unaffiliataed directors receive $500 for participation in telephonic meeting of the Board and for participation in each committee meeting not held in conjunction with regularly scheduled Board meetings. Officers of the Company who are also directors receive no additional compensation for their services as directors.

                             EXECUTIVE COMPENSATION
         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

    The primary objectives of the Compensation Committee in determining the total compensation package for the Company's executive officers for 1994 were to
(i) ensure that compensation was adequate to enable the Company to attract and retain highly qualified executives and (ii) align the financial interests of the Company's executive officers directly with those of the Company's shareholders. These objectives are met through a combination of base salaries and annual bonuses which provide short-term incentives, coupled with stock option awards which reinforce the long-term goals of the Company, link the interests of management with those of the shareholders and promote value creation for the Company's shareholders. In addition, because Funds From Operations ("FFO") is considered in the industry to be a primary indicator of the Company's performance, the Committee has developed a growth sharing plan for FFO growth beginning in 1994. Individual contributions as well as overall business results are recognized in the development of the total compensation of each executive.

BASE SALARIES

    Base salaries for the executive officers were determined based upon the related experience, responsibility and performance of each individual while taking into consideration the competitive marketplace for comparable positions. Comparisons were made to the total compensation packages of other publicly traded real estate investment trusts of similar size (based upon market capitalization), with a comparable number of properties and employees, with similar types of properties and with third party management, leasing and construction activities. These comparisons were completed through a careful review of various public filings by the comparable companies as well as through a review of the results of the REIT Executive Compensation Survey sponsored by the National Association of Real Estate Investment Trusts (NAREIT). The Committee continued its general philosophy of establishing base salaries at a level below the average paid to executive officers of comparable companies while supplementing these base salaries with additional incentive compensation opportunities that are related to individual and Company performance. In light of the relatively low salaries of the Company's executive officers, the Committee has not developed a position regarding the Internal Revenue Code provision limiting deductions for salaries to $1.0 million per person.

ANNUAL BONUSES

    Annual bonuses were awarded on a discretionary basis and supplemented by FFO growth sharing that reflect both Company and individual performance. The Committee considers numerous qualitative and quantitative factors in determining these bonus awards, including direct contributions to overall Company profits, level of participation in achieving Company goals and quality of overall performance.

    The FFO growth sharing component of bonuses was developed during 1994 and provides that Company employees share in the growth in FFO in excess of specified levels. The amount of excess FFO shared with employees increases as the percentage of annual growth in FFO increases. The distribution of this portion of the annual bonus creates a potential for short-term incentive compensation directly linked to the profitability of the Company.

STOCK OPTION GRANTS

    The Committee utilizes the stock option grants as long-term incentives to emphasize growth in shareholder value. Under the 1993 Stock Option Plan, the Committee may grant options to purchase Shares in the Company to the executive officers and certain other key employees at a price equal to the market value at the date of grant. The options vest over a five year period and may be exercised over a ten year term. The executive officers were granted significant options in the last quarter of 1993 as the Committee sought to implement its overall philosophy of aligning the financial interests of the executive officers with those of the shareholders. Because the 1993 option grants occurred late in the year, there were no additional grants to any Executive Officers during 1994.

CHIEF EXECUTIVE OFFICER AND CERTAIN SENIOR EXECUTIVE OFFICERS COMPENSATION

    The base salaries and incentive awards of Mr. Hefner, the Chief Executive Officer, and Messrs. Wynne, Staton, Zink, Mennel and Burk are determined through application of the same general philosophies and methodologies as described above for all other executive officers of the Company. While the current base salaries for these individuals are less than the average for executive officers of similar real estate investment trusts and they receive no annual bonuses, their total compensation is deemed appropriate in view of the stock options held by each and their significant equity ownership.

                                          Compensation Committee
                                          Geoffrey Button
                                          Sydney C. Reagan
                                          James E. Rogers
                                          Lee Stanfield
                                          Jay J. Strauss

                               PERFORMANCE GRAPH

    The following graph compares, over the last five years, the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the S&P 500 Index, and the cumulative total return of the NAREIT Equity REIT Total Return Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                      COMPANY COMMON STOCK, S&P 500 INDEX,
                   AND NAREIT EQUITY REIT TOTAL RETURN INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           DUKE REALTY    NAREIT       S&P
Dec-89           100.00     100.00     100.00
Dec-90            69.65      84.65     114.87
Dec-91            88.44     114.87     126.41
Dec-92           112.93     131.62     136.10
Dec-93           172.55     157.50     149.70
Dec-94           235.57     162.49     151.66

* Assumes that the value of the investment in the Company's stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation awarded to, earned by, or paid to Thomas L. Hefner (the Company's chief executive officer), the five other most senior executive officers and the Company's four most highly compensated executive officers.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                       ANNUAL COMPENSATION(2)          SECURITIES
                                                 -----------------------------------   UNDERLYING       ALL OTHER
          NAME AND PRINCIPAL POSITION              YEAR(1)    SALARY ($)   BONUS ($)   OPTIONS (#)   COMPENSATION(3)
- -----------------------------------------------  -----------  -----------  ---------  -------------  ----------------
Thomas L. Hefner                                       1994   $   150,000  $  --       $   --           $    4,500
President and Chief Executive Officer                  1993        40,385     --            70,500           2,287
John W. Wynne                                          1994       150,000     --           --                4,500
Chairman of the Board                                  1993        40,385     --            70,500             508
Daniel C. Staton                                       1994       150,000     --           --                4,500
Executive Vice President and Chief Operating           1993        40,385     --            70,500           2,287
 Officer
Darell E. Zink, Jr.                                    1994       150,000     --           --                4,500
Executive Vice President, Chief Financial              1993        40,385     --            70,500           2,287
 Officer and Assistant Secretary
David R. Mennel                                        1994       150,000     --           --                4,500
General Manager of Services Operations and             1993        40,385     --            70,500           2,287
 President, Duke Services, Inc.
Gary A. Burk                                           1994       150,000     --           --                4,500
President of Construction Services                     1993        40,385     --            70,500           2,287
William E. Linville                                    1994       110,000     85,000       --                4,100
Vice President Indiana Industrial Group                1993        26,923     13,462        23,500           1,955
Donald J. Hunter                                       1994       105,000     85,000       --                4,100
Vice President Columbus Group                          1993        22,885     --            23,500           1,710
Dennis D. Oklak                                        1994       120,000     45,000       --                4,200
Vice President and Treasurer                           1993        28,215      9,423        23,500           1,839
Richard W. Horn                                        1994       105,000     47,500       --                4,100
Vice President of Acquisitions                         1993        26,923      8,077        23,500           1,858

- ------------------------

(1) Prior to the Company's reorganization on October 4, 1993, the Company had only two employees, each of whom received total annual compensation of less than $100,000.

(2) The compensation for 1993 reflects only compensation earned subsequent to the time the officers became employees of the Company on October 4, 1993.

(3) Represents allocable contributions to the Company's Profit Sharing and Salary Deferral Plan.

STOCK OPTIONS

    There were no grants of stock options made during 1994 to any of the executive officers. The following table sets forth certain information with respect to the value of unexercised options held by the executive officers of the Company as of December 31, 1994.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED           IN-THE-MONEY
                                           OPTIONS AT FY-END           OPTIONS AT FY-END
                                       --------------------------  --------------------------
                NAME                   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------------  -----------  -------------  -----------  -------------
Thomas L. Hefner                           14,100        56,400     $  63,450    $   253,800
John W. Wynne                              14,100        56,400        63,450        253,800
Daniel C. Staton                           14,100        56,400        63,450        253,800
Darell E. Zink, Jr.                        14,100        56,400        63,450        253,800
David R. Mennel                            14,100        56,400        63,450        253,800
Gary A. Burk                               14,100        56,400        63,450        253,800
William E. Linville                         4,700        18,800        21,150         84,600
Donald J. Hunter                            4,700        18,800        21,150         84,600
Dennis D. Oklak                             4,700        18,800        21,150         84,600
Richard W. Horn                             4,700        18,800        21,150         84,600

                              CERTAIN TRANSACTIONS

    A wholly-owned subsidiary of the Company is the sole general partner of Duke Realty Services Limited Partnership ("DRSLP"), which is in turn the sole general partner of Duke Construction Limited Partnership ("DCLP"). The operations of these entities are included in the consolidated financial statements of the Company. DRSLP provides third party property management, leasing and development services and DCLP provides third party construction services. Certain of the executive officers own limited partnership interests in these entities. Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel indirectly own ninety percent of the capital interests in DRSLP and profit's interests which vary from 10% to 90%. The share of net income of DRSLP for 1994 allocated to these executive officers was $918,650. The executive officers' share of income from DRSLP is included in minority interest in the Company's financial statements. The Company has an option to acquire these executive officers' limited partnership interests in exchange for 416,666 Units. These same executive officers own a ninety-five percent limited partnership interest in DCLP which the Company has the option to purchase for $1,000. DCLP incurred a net loss in 1994, thus there was no allocation to the executive officers.

    DRSLP and DCLP provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel have ownership interests. The Company has an option to acquire these executive officers' interests in these properties (the "Option Properties"). In 1994, DRSLP and DCLP received fees of $1,910,000 and $361,000, respectively, for services provided to the Option Properties. The fees charged by DRSLP and DCLP for such services are equivalent to those charged to other third party owners for similar services. Also, the Company leased operating facilities in certain of the Option Properties. In 1994, the aggregate rent under such leases was approximately $507,000. The rental amount paid is comparable to similar space in the area.

    DRLP has a $20.0 million loan to DRSLP which requires interest only payments at 12% through September, 2003. The loan then amortizes over a 15 year period with interest at 12% until final maturity in September, 2018. The loan is guaranteed by an entity owned indirectly by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel.

    Messrs.   Hefner,  Staton,  Zink,  Wynne,  Burk  and  Mennel  have  personal guarantees for $59.6 million of the Company's debt. DRLP has indemnified them from any liability with respect to such debt.

    The Company contracts with Steel Frame Erectors, Inc. ("SFE"), an entity owned by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel, for certain construction related services. During 1994, the total costs under these contracts for Company related projects was $1,662,000. The net income of SFE for 1994 was $12,000.

    The Company retained the law firm of Bose McKinney & Evans, of which  Philip
A. Nicely (a former director of the Company) is a partner, to render general legal services and paid such firm fees of approximately $806,000 in 1994.

    In September 1994, the Company exercised an option to purchase a mortgage loan to a consolidated subsidiary of the Company from ITI-Duke Joint Venture, a business partially owned by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel. The exercise of this option was approved by the Company's unaffiliated directors. As a result of the exercise of this option, the Company recognized an approximate $2 million gain.

    In 1994, a mortgage lender on one of the Option Properties exercised a conversion option included in its loan and obtained ownership of the property. The Company's unaffiliated directors approved the termination of the Company's option agreement on this property. The Company retained the property management and leasing services for this property and will continue to provide construction related services as needed.

    Also in 1994, the Company entered into an agreement to acquire one of the Option Properties in which Messrs. Hefner, Zink and Wynne collectively own a 46% interest. The acquisition will be completed by assuming $1,560,000 of third party debt and issuing Units valued at $156,000 to the contributing entity. This transaction was approved by the Company's unaffiliated directors.

              PROPOSAL NO. 2: APPROVAL OF APPOINTMENT OF AUDITORS

    The appointment of the Company's independent auditors is being submitted for approval by a vote of the shareholders.

    The Company's financial statements for the fiscal year ended December 31, 1994, were audited by KPMG Peat Marwick LLP ("KPMG"). The Company has selected KPMG as its independent auditors for the fiscal year ending December 31, 1995, and recommends that the shareholders approve such selection.

    Representatives of KPMG are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. If shareholders do not approve the selection of KPMG, then the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 1996 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 23, 1995. The Board of Directors of the Company will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1996 proxy solicitation materials or consideration at the 1996 annual meeting.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based on review of the copies of such forms furnished to the Company, the Company believes that during 1994 all of its officers, directors and greater than 10% beneficial owners timely filed the forms required under Section 16(a), except the following: (i) Mr. Zink and Mr. Wynne each failed to timely report a transfer of Shares between themselves, (ii) Mr. Mennel failed to timely file two year-end reports invloving annual dividend reinvestment and employee benefit plan transactions and a distribution of Units from a partnership to its partners, (iii) Mr. Hefner and Mr. Mennel each filed one report to correct certain computational errors in a previously filed report, and (iv) Mr. Button filed an amendment to correct errors in a previously filed report.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report for the year ended December 31, 1994 has been provided to all shareholders as of the record date. The Annual Report is not to be considered as proxy solicitation material.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                            EXPENSES OF SOLICITATION

    The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Company. The Company does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Company might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                          For the Board of Directors,
                                          John W. Wynne
                                          CHAIRMAN
March 22, 1995